Drinker Biddle & Reath LLP
                                One Logan Square
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                             Philadelphia, PA 19103
                            Telephone: (215) 988-2700
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                                   www.dbr.com

October 7, 2005


Turner Funds
1205 Westlakes Drive, Suite 100
Berwyn, PA 19312

Re:      Post-Effective Amendment No. 41
         (REGISTRATION NO. 333-00641)
         -------------------------------

Ladies and Gentlemen:

                  We have acted as counsel to the Turner Funds, a Massachusetts business trust (the "Trust"), in connection with the preparation and filing with the Securities and Exchange Commission of Post-Effective Amendment No. 41 (the "Amendment") to the Trust's Registration Statement on Form N-1A under the Securities Act of 1933, as amended, registering units of beneficial interest of the Trust's Large Cap Value Fund - Class I (the "Shares"). The Amendment seeks to register an unlimited number of Shares.

                  We have reviewed the Trust's Agreement and Declaration of Trust, as amended (the "Declaration of Trust"), its By-Laws, resolutions adopted by its Board of Trustees and shareholders, and such other legal and factual matters as we have considered necessary.

                  This opinion is based exclusively on the laws of the Commonwealth of Massachusetts and the federal laws of the United States of America. We have relied upon an opinion of Kirkpatrick & Lockhart Nicholson Graham LLP, special Massachusetts counsel to the Trust, insofar as our opinion relates to matters arising under the laws of the Commonwealth of Massachusetts.

                  We have assumed the following for this opinion:

                  1. The Shares will be issued in accordance with the Trust's Declaration of Trust and By-Laws and resolutions of the Trust's Board

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Turner Funds
Page 2
October 7, 2005

         of Trustees and shareholders relating to the creation, authorization and issuance of the Shares.

                  2. The Shares will be issued against consideration therefor as described in the Trust's prospectus relating thereto, and that such consideration will have been at least equal to the applicable net asset value and the applicable par value.

                  On the basis of the foregoing, it is our opinion that:

                  1. The Shares to be issued pursuant to the Amendment have been duly authorized for issuance by the Trust; and

                  2. When issued and paid for upon the terms provided in the Amendment, the Shares to be issued pursuant to the Amendment will be validly issued, fully paid, and nonassessable.

                  Under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of the trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking issued by or on behalf of the Trust or the Trustees relating to the Trust or any class of shares of beneficial interest of the Trust. The Declaration of Trust provides for indemnification out of the assets of the particular series or class of shares for all loss and expense of any shareholder of that class held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which that class of shares itself would be unable to meet its obligations.

                  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Amendment.

                                           Very truly yours,



                                           /S/ DRINKER BIDDLE & REATH LLP
                                           -------------------------------
                                           DRINKER BIDDLE & REATH LLP